Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of June 19, 2018 by and among Mellanox Technologies, Ltd., a public company formed under the laws of the State of Israel (the “Company”), and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, Starboard has a combined economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) interest in the outstanding ordinary shares, nominal value NIS 0.0175 per share, of the Company (the “Ordinary Shares”) totaling, in the aggregate, 5,466,621 Ordinary Shares, or approximately 10.5% of the Ordinary Shares issued and outstanding on the date of this Agreement (“Starboard’s Ownership”);

WHEREAS, Starboard submitted a letter to the Company on January 17, 2018 (the “Nomination Letter”), as supplemented on June 1, 2018, nominating a slate of director candidates to be elected to the Company’s board of directors (the “Board”) at the Company’s 2018 annual general meeting of shareholders (the “2018 Annual Meeting”); and

WHEREAS, as of the date of this Agreement, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1. Board Appointments and Related Agreements.

(a) Board Appointments and Replacement Rights.

(i) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to (A) accept the resignations tendered by Shai Cohen, Dov Baharav and Thomas J. Riordan as directors of the Company, who the Company hereby represents have submitted, or shall no later than the date hereof submit, letters of resignation to the Board that will become effective immediately upon acceptance of such resignations by the Board, (B) appoint to the Board each of Jon A. Olson and Gregory Waters (each, a “Starboard Independent Appointee” and, collectively, the “Starboard Independent Appointees”) and (C) appoint to the Board Jack Lazar (the “Mutual Independent Appointee,” and, together with the Starboard Independent Appointees, the

“Independent Appointees” or, each, an “Independent Appointee”), each of whom has conducted customary interviews with representatives of the Board and the Board has determined meets the Director Criteria (as defined in Section 1(a)(ii) below). The Independent Appointees shall stand for election at the 2018 Annual Meeting, together with the Company’s other nominees. The Company will recommend, support and solicit proxies for the election of the Independent Appointees at the 2018 Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other nominees at the 2018 Annual Meeting.

(ii) If any Starboard Independent Appointee (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), and at such time Starboard’s Ownership (which at any measurement time during the Standstill Period shall include a combination of Starboard’s economic and beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of Ordinary Shares as of such time) is at least the lesser of 3.0% of the Company’s then outstanding Ordinary Shares and 1,565,937 Ordinary Shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person for appointment to the Board in accordance with this Section 1(a)(ii) (any such replacement nominee shall be referred to as a “Starboard Replacement Director,” and upon becoming a Starboard Replacement Director, such person shall be deemed a Starboard Independent Appointee for purposes of this Agreement). Any Starboard Replacement Director must (A) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, (B) have the relevant financial and business experience to be a director of the Company, and (C) meet the Company’s publicly disclosed guidelines and policies with respect to service on the Board as in effect as of the date of this Agreement (clauses (A) through (C), the “Director Criteria”) and must be (A) reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) and (B) independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard). The Nominating Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether any other such Starboard Replacement Director meets the foregoing criteria within five (5) business days after (x) such nominee as a Starboard Replacement Director has submitted to the Company the Onboarding Documentation (as defined below) and (y) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described in this Section 1(a)(ii). Upon the recommendation of a Starboard Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominating Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such Starboard Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Starboard Replacement Director is elected to the Board. Subject to Nasdaq rules and applicable law, upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to Nasdaq rules and applicable law, until such time as any Starboard Replacement Director is appointed to any applicable committee, the other Starboard Independent Appointee or the Mutual Independent Appointee will serve as an interim member of such applicable committee.

(iii) If the Mutual Independent Appointee (or any Mutual Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (any such replacement nominee shall be referred to as a “Mutual Replacement Director,” and upon becoming a Mutual Replacement Director, such person shall be deemed a Mutual Independent Appointee for purposes of this Agreement) and at such time Starboard’s Ownership meets the Minimum Ownership Threshold, the Company and Starboard shall agree on a list of four (4) Mutual Replacement Director candidates within twenty (20) calendar days following the Mutual Independent Appointee’s resignation or removal. Subject to the following sentence, within ten (10) business days of the date that the Company and Starboard agree upon such list of director candidates, the Board and all applicable committees of the Board shall take all necessary actions to select and appoint one (1) candidate to the Board from such list as a Mutual Replacement Director. Prior to the appointment of a Mutual Replacement Director to the Board, such Mutual Replacement Director must meet the Director Criteria, must have conducted a customary interview with representatives of the Board and must submit to the Company the Onboarding Documentation. Subject to Nasdaq rules and applicable law, upon the Mutual Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such replacement director to any applicable committee of the Board of which the Mutual Independent Appointee was a member immediately prior to such director’s resignation or removal.

(iv) Concurrently with the execution of this Agreement, Thomas Weatherford shall execute and deliver to the Company an advance irrevocable resignation letter pursuant to which he shall resign from the Board and all applicable committees thereof effective upon March 2, 2019 (the “Resignation Date”). At the Resignation Date, the Board and all applicable committees of the Board shall take all necessary actions to accept the resignation of Thomas Weatherford from the Board and all applicable committees thereof. In the event that prior to the Resignation Date, Starboard has the right to appoint an Additional Starboard Appointee (as defined below) to the Board pursuant to Section 3 below, Starboard has designated for appointment an Additional Starboard Appointee, and such Additional Starboard Appointee has otherwise satisfied any requirements with respect to such appointment pursuant to Section 3 (including satisfaction of the Director Criteria and delivery of the Onboarding Documentation), then between the time that Starboard has the right to appoint such Additional Starboard Appointee and the appointment of such Additional Starboard Appointee to the Board (the “Observer Period”), such Additional Starboard Appointee shall be an observer to the Board (the “Observer”) who shall receive copies of all documents distributed to the Board during the Observer Period, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board. The Observer shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Board during the Observer Period (whether such meetings are held in person, telephonically or otherwise). The Observer shall enter into a confidentiality agreement in substantially the form entered into by the members of the Board as of the date of this Agreement, and shall also agree to hold any information received as an Observer subject to the fiduciary duties that such Observer would have to the Company and its shareholders were such Observer a director of the Company. Notwithstanding the foregoing, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such exclusion is necessary and with respect to an Additional Starboard Appointee that is a Starboard partner, consistent with Section 3(g). If an Additional Starboard Appointee has been appointed as an Observer pursuant to this Section 1(a)(iv), then within five (5) business days following the Resignation Date such Additional Starboard Appointee shall be appointed to the Board in accordance with Section 3.

(v) During the Standstill Period, the Company agrees (A) that the size of the Board shall be no more than eleven (11) directors and (B) the Board shall not act to fill the vacancy resulting from Mr. Weatherford’s resignation pursuant to Section 1(a)(iv) other than in accordance with Section 3 below; provided that, in the event that any shareholder other than Starboard delivers notice of its intent to nominate a director for election to such vacant seat at any annual or extraordinary general meeting of shareholders in accordance with the Company’s amended and restated articles of association (the “Articles”) and applicable law, the Board may appoint an independent director to the Board to fill such vacancy and the Company and the Board may recommend, support and solicit proxies for the election of such independent director at such annual or extraordinary general meeting, provided that a member of the Board (which shall be either such newly appointed member or any other director of the Company who was appointed to the Board prior to February 2018) executes and delivers to the Company no later than the time of such appointment an advance irrevocable resignation letter pursuant to which such member of the Board shall resign from the Board and all applicable committees thereof effective upon the appointment of any Additional Starboard Appointee pursuant to Section 3 below.

(vi) The Company agrees that it will nominate and recommend, support and solicit proxies for the election of the Independent Appointees (including any Additional Starboard Appointee appointed under Section 3 below, if applicable) and the Company’s nominees at any extraordinary general meeting of the Company held during the Standstill Period to the extent such extraordinary general meeting includes the election of directors.

(vii) Starboard, on behalf of itself and its Affiliates, hereby irrevocably withdraws the Nomination Letter, as supplemented on June 1, 2018, and any related materials or notices submitted to the Company in connection therewith.

(b) Board Committees.

(i) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to appoint each Independent Appointee as a member of at least one (1) committee of the Board as promptly as practicable upon the execution of this Agreement, but in any event no later than five (5) business days following the execution of this Agreement. During the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Independent Appointee, provided that at least one (1) Independent Appointee satisfies any Nasdaq Stock Market listing standards and legal requirements for service on any such committee with respect to financial expertise and independence.

(ii) Without limiting Section 1(b)(i), the Board shall give each Independent Appointee the same due consideration for membership to any committee of the Board as any other independent director.

(iii) No later than immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Umesh Padval, Steve Sanghi or one (1) of the Independent Appointees as Chairman of the Compensation Committee of the Board.

(c) 2018 Annual Meeting. The Company agrees to hold the 2018 Annual Meeting no later than July 25, 2018.

(d) 2019 Annual Meeting. The Company agrees to hold the 2019 annual general meeting of shareholders (the “2019 Annual Meeting”) during the month of July in calendar year 2019, unless otherwise agreed to in writing by the Parties.

(e) 2020 Annual Meeting. The Company agrees to hold the 2020 annual general meeting of shareholders (the “2020 Annual Meeting”) no later than July 25, 2020, unless otherwise agreed to in writing by the Parties.

(f) Additional Agreements.

(i) Starboard agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) Upon execution of this Agreement, Starboard hereby agrees that, except as provided herein, Starboard will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, directly or indirectly or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(f)(ii).

(iii) Starboard agrees that it will appear in person or by proxy at the 2018 Annual Meeting and vote all Ordinary Shares beneficially owned by Starboard at the 2018 Annual Meeting (A) in favor of the Company’s nominees and the Independent Appointees and (B) in accordance with the Board’s recommendation with respect to each of the other proposals included in the Company’s preliminary proxy statement filed with the SEC with respect to the 2018 Annual Meeting (the “Non-Election Proposals”); provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any Non-Election Proposal, Starboard shall be permitted to vote in accordance with the ISS recommendation for such Non-Election Proposal.

(iv) Starboard agrees that it will appear in person or by proxy at any extraordinary general meeting of the Company held during the Standstill Period and, to the extent such extraordinary general meeting includes the election of directors, vote all Ordinary Shares beneficially owned by Starboard at such extraordinary general meeting, in favor of the election of the Company’s nominees for election as director and the Independent Appointees (including any Additional Starboard Appointee appointed under Section 3 below, if applicable), and not in favor of any other director nominees.

(v) Prior to the date of this Agreement, the Independent Appointees have submitted to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members, (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics and stock ownership and trading policies and guidelines of the Company that have been provided to such person prior to such date and (z) an executed customary confidentiality agreement in substantially the form entered into by the members of the Board as of the date of this Agreement (collectively, the “Onboarding Documentation”). As a condition for eligibility for appointment, any Starboard Replacement Director or Mutual Replacement Director, will promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company the Onboarding Documentation.

(vi) The Independent Appointees (including any Additional Starboard Appointee who is not a partner of Starboard appointed under Section 3 below), in addition to all current directors, will be required to (A) comply with all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board and (B) keep confidential all Company Confidential Information (as defined below) and not disclose to any third parties (including Starboard) discussions or matters considered in meetings of the Board or Board committees.

(vii) The Company agrees that the Board and all applicable committees of the Board shall, to the extent such committees have such authority or are entitled to so determine, take all necessary actions, effective no later than immediately following the appointment of each Independent Appointee and any Additional Starboard Appointee, to determine, in connection with their initial appointments as directors pursuant to this Agreement, as applicable, that the election of each such Independent Appointee to the Board is approved by a vote of at least two-thirds of the incumbent directors currently still in office for the purposes of the definition of “Change in Control”, “Change of Control” (or any similar term) under any Company incentive plans, options plans, severance agreements, employment agreements or any other material agreements, including the Company’s Executive Severance Benefits Agreements with US and Israel executives, the Company’s Second Amended and Restated Global Share Incentive Plan (2006) and the Company’s Third Amended and Restated Global Share Incentive Plan (2006), or any other related plans or agreements that refer to any such plan’s or agreement’s definition of “Change in Control”, “Change of Control” (or any similar term).

2. Standstill Provisions.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2019 Annual Meeting pursuant to the Articles (the “2019 Nomination Deadline”) or (y) the date that is one-hundred (100) days prior to the first anniversary of the 2018 Annual Meeting (the “Standstill Period”), neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call an extraordinary general meeting of shareholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Ordinary Shares (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any Ordinary Shares in any voting trust or subject any Ordinary Shares to any arrangement or agreement with respect to the voting of any Ordinary Shares, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting (or the 2020 Annual Meeting) if the Standstill Period is extended in accordance with the second sentence of Section 2(d) below so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by shareholders at any annual or extraordinary general meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call an extraordinary general meeting of shareholders;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Sections 1 and 3;

(vii) advise, knowingly encourage, support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or extraordinary general meeting of shareholders, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a) or Section 2(f), Starboard shall be entitled to (i) vote its shares as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor (in each case, subject to Section 1(f)(iii)).

(c) Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by an Independent Appointee or any Additional Starboard Appointee (as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

(d) Starboard agrees that, from the initial conclusion of the Standstill Period until the earlier of (i) the date that Starboard submits a notice to the Company of its intention to submit director nominations for the 2019 Annual Meeting and (ii) the 2019 Nomination Deadline, that, subject to the following proviso, the Standstill Period shall continue until such earlier date (notwithstanding Section 2(a)) and neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner, take any action of a type set forth in Section 2(a)(i)-(viii); provided, however, that Starboard may take any actions, and engage in any activities, in furtherance of identifying and nominating a slate of director candidates for the 2019 Annual Meeting. If Starboard does not provide written notice to the Company, on or prior to the 2019 Nomination Deadline, of Starboard’s intention to submit director nominations for the 2019 Annual Meeting, then Starboard agrees that the Standstill Period shall be extended until the earlier of (A) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2020

Annual Meeting pursuant to the Articles (the “2020 Nomination Deadline”) and (B) the date that is one-hundred (100) days prior to the first anniversary of the 2019 Annual Meeting (any such period shall be referred to as the “Standstill Period” for purposes of this Agreement), and that from the 2019 Nomination Deadline until the end of the Standstill Period as so extended neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates and Associates not to, directly or indirectly, in any manner, take any action of a type set forth in Section 2(a)(i)-(viii).

(e) If the Standstill Period is extended in accordance with Section 2(d), the Company agrees to recommend, support and solicit proxies for the election of the Independent Appointees (including any Additional Starboard Appointee) in the same manner as for all other of the Company’s nominees at the 2019 Annual Meeting.

(f) If the Standstill Period is extended in accordance with Section 2(d), Starboard agrees that it will appear in person or by proxy at the 2019 Annual Meeting and vote all Ordinary Shares beneficially owned by Starboard at the 2019 Annual Meeting in favor of the Company’s nominees and the Independent Appointees (including any Additional Starboard Appointee appointed under Section 3 below, if applicable), and not in favor of any other director nominees, and Starboard shall not publicly or privately encourage or support any other shareholder to vote in favor of any other nominee at the 2019 Annual Meeting.

(g) In the event Starboard notifies the Company of its intent to nominate a slate of directors for the 2019 Annual Meeting pursuant to Section 2(d)(i) following the end of the initial Standstill Period as set forth in Section 2(a), then (i) any Additional Starboard Appointee appointed pursuant to Section 3 below who is a Starboard partner shall immediately resign from the Board, (ii) the Company will have no obligation to re-nominate the Independent Appointees or any Additional Starboard Appointee, (iii) the Operational Targets set forth under Section 3(a) below will cease to remain in effect along with Starboard’s right to appoint any Additional Starboard Appointee or any Replacement Additional Starboard Appointee and (iv) the Standstill Period shall have terminated and expired for purposes of this Agreement as of the date of such notification (and, for the avoidance of doubt, the Standstill Period shall not be extended in accordance with the second sentence of Section 2(d)).

(h) The Company shall set the 2019 Nomination Deadline for a date that is no earlier than the date that is ten (10) days following the reporting of First Quarter 2019 results. The Company shall set the 2020 Nomination Deadline for a date that is no earlier than the date that is ten (10) days following the reporting of its Fourth Quarter 2019 results. The Company shall use reasonable efforts to report its results each year within five (5) weeks following the end of each fiscal quarter.

3. Operational Targets; Additional Starboard Appointee.

(a) If, during the Standstill Period, the Company fails to either (A) achieve any one (1) of the three (3) operational targets set forth below in this Section 3(a) for certain specified LTM periods (each, an “Operational Target” and, collectively, the “Operational Targets”) or (B) timely disclose certain financial reporting information as set forth below in this Section 3(a), then Starboard will be entitled to designate an additional director for appointment to the Board to fill an existing vacancy on the Board (the “Additional Starboard Appointee”). The Operational Targets to be used for the purposes of this Section 3(a) are as follows:1

[1]

The following Operational Targets reflect arms-length negotiated contractual agreements between the Company and Starboard and are not, in any way, intended to be interpreted as financial guidance of the Company. The Operational Targets should not be regarded as an indication that the Company or the Board considers them to be predictive of actual future results of the Company and should not be relied upon as such.

Fourth Quarter 2018 LTM – 23.5% adjusted non-GAAP operating margin target

Second Quarter 2019 LTM – 25.5% adjusted non-GAAP operating margin target

Fourth Quarter 2019 LTM – 28% adjusted non-GAAP operating margin target

The Company agrees that it shall conduct its financial operations and activities in good faith during the relevant measurement periods and not (x) engage in any non-ordinary course activity, or (y) otherwise seek to manipulate the Company’s financials, in either case during any relevant measurement period in a manner that is primarily designed to achieve any Operational Target. If (i) the Company does not report its financial results following the end of each of the three (3) specified LTM periods on Form 10-Q or 10-K, as applicable, in a timely manner in accordance with SEC filing requirements for such reports, (ii) in the event that the Company is unable to file any applicable Form 10-Q or 10-K in such a timely manner, the Company does not publicly disclose all financial information relevant to determine whether the Company has achieved the applicable Operational Target for a specified LTM period (which information shall include income statements, balance sheets and cash flow statements and which shall further include revenue, GAAP operating profit, non-GAAP operating profit and a reconciliation of GAAP to non-GAAP operating profit) within the same timeframe as the SEC filing requirements for any such Form 10-K or 10-Q following the end of the relevant LTM period or (iii) the Company is required to restate any financial information disclosed by the Company with respect to a specified LTM period under the foregoing clauses (i) or (ii) and such restatement results in the Company failing to achieve the applicable Operational Target then Starboard will be entitled to immediately designate the Additional Starboard Appointee pursuant to Section 3(a)(B) above. For the avoidance of doubt, Starboard shall be entitled to designate at most one (1) Additional Starboard Appointee under this Section 3. Any Board designation right that may be triggered under this Section 3 shall be exercisable by Starboard for the duration of the Standstill Period as of the first business day following the date that the Company reports its failure to achieve an Operational Target, which shall be determined as of the date the Company publicly announces earnings results or releases the relevant financial information for the applicable LTM period.

(b) The Additional Starboard Appointee may be either Peter A. Feld (or, if Mr. Feld is unable to serve as a director, then another Starboard partner designated by Starboard) or another individual independent of Starboard (for the avoidance of doubt, the nomination by Starboard of any person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard) who meets the criteria set forth in Section 3(c) below. The Company shall only be required to appoint an Additional Starboard Appointee if at such time Starboard’s Ownership meets the Minimum Ownership Threshold; provided, however, in the event that Starboard’s right to appoint the Additional Starboard Appointee is triggered in connection with a restatement pursuant to Section 3(a)(iii) above then Starboard’s Ownership for purposes of the Minimum Ownership Threshold shall be measured as of the time when Starboard exercises its right to appoint the Additional Starboard Appointee and Starboard shall only have such right to appoint the Additional Starboard Appointee if it meets the Minimum Ownership Threshold as of such date. If the Additional Starboard Appointee is one of Starboard’s partners, then such Starboard partner will be approved and appointed to the Board within five (5) business days after (1) such Starboard partner has submitted to the Company the Onboarding Documentation and the irrevocable resignation letter pursuant to Section 3(e) below, and (2) so long as such Starboard partner qualifies as “independent” pursuant to Nasdaq Stock Market listing standards. With respect to the appointment of any Additional Starboard Appointee who is not a Starboard partner, the Parties shall follow the procedures set forth in Section 3(c) below.

(c) If the Additional Starboard Appointee is not a partner of Starboard, such Additional Starboard Appointee must satisfy the Director Criteria and (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) and (B) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard). The Nominating Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether an Additional Starboard Appointee who is not a Starboard partner meets the Director Criteria within five (5) business days after (A) such Additional Starboard Appointee candidate has submitted to the Company the Onboarding Documentation and (B) if requested by the Board, representatives of the Board have conducted customary interview(s) of such Additional Starboard Appointee candidate. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 3(c) as promptly as practicable, but in any case, assuming reasonable availability of the applicable Additional Starboard Appointee candidate, within ten (10) business days, after Starboard’s submission of such Additional Starboard Appointee candidate. In the event the Nominating Committee does not accept an Additional Starboard Appointee candidate recommended by Starboard, Starboard shall have the right to recommend further Additional Starboard Appointee candidate(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of an Additional Starboard Appointee by the Nominating Committee, the Board shall vote on the appointment of such Additional Starboard Appointee to the Board no later than five (5) calendar days after the Nominating Committee’s recommendation of such Additional Starboard Appointee and shall take all necessary actions to appoint such Additional Starboard Appointee to the Board; provided, however, that if the Board does not elect such Additional Starboard Appointee to the Board pursuant to this Section 3(c), the Parties shall continue to follow the procedures of this Section 3(c) until an Additional Starboard Appointee is appointed to the Board.

(d) If any Additional Starboard Appointee is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period, and at such time Starboard’s Ownership meets the Minimum Ownership Threshold, Starboard shall have the ability to recommend a substitute person for appointment to the Board in accordance with this Section 3(d) (any such replacement nominee shall be referred to as a Replacement Additional Starboard Appointee and upon becoming a Replacement Additional Starboard Appointee, such person shall be deemed an Additional Starboard Appointee for purposes of this Agreement); provided, however, if Mr. Feld is appointed to the Board as the Additional Starboard Appointee, Starboard shall be permitted to replace Mr. Feld with another Starboard partner only if Mr. Feld is unable to serve on the Board at the time of his resignation. For the avoidance of doubt, subject to the immediately preceding proviso, any Replacement Additional Starboard Appointee replacing the Additional Starboard Appointee (irrespective of whether such Additional Starboard Appointee is a Starboard partner) can be either (A) a Starboard partner or (B) another individual who meets the Director Criteria. Any Replacement Additional Starboard Appointee must satisfy the Director Criteria and, in the case of any Replacement Additional Starboard Appointee who is not a Starboard partner, must be (A) reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) and (B) independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard). Any Replacement Additional Starboard Appointee who is replacing the Additional Starboard Appointee and who is a partner of Starboard will be approved and appointed to the Board no later than five (5) business days following the submission of all completed Onboarding Documentation and the irrevocable resignation letter under Section 3(e) below so long as such Replacement Additional Starboard Appointee qualifies as “independent” pursuant to Nasdaq Stock Market listing standards. The Nominating Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether such Replacement Additional Starboard Appointee (other than any Replacement Additional Starboard Appointee who is a Starboard partner, who is covered by the prior sentence) meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the Onboarding Documentation and (2) representatives of the Board have conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 3(d) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating Committee does not accept a person recommended by Starboard as the Replacement Additional Starboard Appointee, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Additional Starboard Appointee nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Additional Starboard Appointee to the Board no later than five (5) business days after the Nominating Committee recommendation of such Replacement Additional Starboard Appointee; provided, however, that if the Board does not elect such Replacement Additional Starboard Appointee to the Board pursuant to this Section 3(d), the Parties shall continue to follow the procedures of this Section 3(d) until a Replacement Additional Starboard Appointee is elected to the Board. Subject to Nasdaq rules and applicable law, upon a Replacement Additional Starboard Appointee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Additional Starboard Appointee to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to Nasdaq rules and applicable law, until such time as any Replacement Additional Starboard Appointee is appointed to any applicable committee, one (1) of the other Independent Appointees will serve as an interim member of such applicable committee.

(e) Prior to the appointment of any Additional Starboard Appointee who is a Starboard partner, Starboard agrees to obtain from such Additional Starboard Appointee, and deliver to the Company, an irrevocable resignation letter pursuant to which the Starboard partner shall resign from the Board and all applicable committees thereof if at any time Starboard’s Ownership of Ordinary Shares decreases to less than the Minimum Ownership Threshold. If a Starboard partner is appointed to the Board as the Additional Starboard Appointee, or a Replacement Additional Starboard Appointee thereof, Starboard shall, upon written request by the Company, promptly (and in any event within five (5) business days) confirm that Starboard’s Ownership of Ordinary Shares continues to meet the Minimum Ownership Threshold.

(f) Any Additional Starboard Appointee shall be appointed as promptly as practicable to serve on at least one (1) committee of the Board, which such committee appointment to be determined by consultation between the Board and the Additional Starboard Appointee and subject only to the Additional Starboard Appointee satisfying any legal requirements for service on such committee with respect to financial expertise and independence.

(g) Starboard agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse any Additional Starboard Appointee who is a Starboard partner from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Starboard or its Affiliates or Associates with respect to the Company or (C) any proposed transaction between the Company and Starboard or its Affiliates or Associates.

4. Representations and Warranties of the Company. The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, including the laws of the State of Israel or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

5. Representations and Warranties of Starboard. Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard’s Ownership is 5,466,621 Ordinary Shares, (f) as of the date hereof, Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Ordinary Shares, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Ordinary Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) except pursuant to such compensation letter agreements previously entered into with the Starboard Independent Appointees as disclosed in the Schedule 13D filed by Starboard with the SEC, as amended, Starboard will not, directly or indirectly, compensate or agree to compensate any Independent Appointee (or replacement thereof) or any Additional Starboard Appointee who is independent of Starboard for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company or as a partner of Starboard.

6. Press Release. Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

7. Specific Performance. Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.

8. Expenses. The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred through the date of this Agreement in connection with Starboard’s involvement at the Company, including, but not limited to its Schedule 13D filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $2,000,000 in the aggregate.

9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Mellanox Technologies, Ltd.

c/o Mellanox Technologies, Inc.

350 Oakmead Parkway, Suite 100

Sunnyvale, California 94085

Attention:	Alinka Flaminia
Senior Vice President and General Counsel
Facsimile:	(408) 970-3403
Email:	alinka@mellanox.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Alan Mendelson
Josh Dubofsky
Facsimile:	(650) 463-2600
E-mail:	alan.mendelson@lw.com
josh.dubofsky@lw.com

If to Starboard or any member thereof:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, NY 10017

Attention:	Peter Feld
Facsimile:	(212) 845-7989
Email:	pfeld@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Steve Wolosky
Andrew Freedman
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com

11. Applicable Law. This Agreement and all claims and causes of action hereunder, whether in tort or contract, or at law or in equity, shall be governed by and construed and enforced in accordance with the laws of the State of Israel without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Israel or otherwise) that would cause the application of the laws of any jurisdiction other than the State of Israel. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, whether in tort or contract or at law or in equity, shall be brought and determined exclusively in a competent court located in Tel Aviv Jaffa. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and, to the extent permitted by law, over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each Party agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final judgment in any action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parties acknowledge that nothing in this Agreement limits the exercise of any director’s fiduciary duty as a director of the Company under applicable law (including the Independent Appointees).

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13. Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its current agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 13, neither it nor any of its respective current agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives; provided, however, if an Additional Starboard Appointee is appointed to the Board, if and only if such Additional Starboard Appointee is a Starboard partner, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the Starboard partner that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, shareholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 13 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply) except that any Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement. For purposes of this Section 13, no actions taken by any director, agent or other representative of a Party in any capacity other than on behalf of, and at the direction of, such Party will be covered by this Agreement.

14. Confidentiality. Any Additional Starboard Appointee who is a Starboard partner may provide confidential information of the Company which he learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its Affiliates and Associates and legal counsel (collectively, “Starboard Representatives”), in each case solely to the extent such Starboard Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard (i) shall inform such Starboard Representatives of the confidential nature of any such Company Confidential Information and (ii) shall cause such Starboard Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Starboard has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Starboard’s investment in the Company. The Starboard partner and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

15. Securities Laws. Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and Starboard will comply with such securities laws with respect to the Company and its securities.

16. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. The term “including” shall be deemed to be followed by the words “without limitation.” This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period (as such Standstill Period may be extended pursuant to Section 2(d)), except the provisions of Sections 7, 9, 10, 11, 14, 15 and 16, which shall survive such termination; provided, however, that either Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

COMPANY:

MELLANOX TECHNOLOGIES, LTD.

By:	/s/ Eyal Waldman
Name: Eyal Waldman
Title: President & Chief Executive Officer

[Signature Page to Agreement]

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC, its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO GP LLC

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE R GP LLC

STARBOARD LEADERS PAPA LLC

By: Starboard Principal Co GP LLC, its general partner

STARBOARD LEADERS FUND LP

By: Starboard Value A LP, its general partner

STARBOARD VALUE A LP

[Signature Page to Agreement]

By: Starboard Value A GP LLC, its general partner

STARBOARD VALUE A GP LLC

By:	/s/ Peter A. Feld
Name: Peter A. Feld
Title: Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD LEADERS PAPA LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

MARK R. MITCHELL

PETER A. FELD

A-1

EXHIBIT B

Press Release

(see attached)

B-1